Exhibit 5.1

[Letterhead of Debevoise & Plimpton LLP]

July 10, 2009

HD Supply, Inc.

and the Guarantors listed on Schedule I

3100 Cumberland Boulevard

Suite 1480

Atlanta, Georgia 30339

Registration Statement on Form S-4

of HD Supply, Inc.

and the Guarantors Listed on Schedule I

Ladies and Gentlemen:

We have acted as special counsel to HD Supply, Inc., a Delaware corporation (the “Company”) and the guarantors listed on Schedule I attached hereto (collectively, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 (File No. 333-159809) (the “Registration Statement”), which includes a form of Prospectus (the “Prospectus”) relating to the proposed offering by the Company of: $2,500,000,000 aggregate principal amount of the Company’s 12.0% Senior Cash Pay Notes due 2014 (the “New Senior Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of its outstanding 12.0% Senior Cash Pay Notes due 2014 (the “Old Senior Notes”) and $1,581,974,720 aggregate principal amount of the Company’s 13.5% Senior Subordinated PIK Notes due 2015 (the “New Senior Subordinated Notes” and, together with the New Senior Notes, the “New Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of its outstanding 13.5% Senior Subordinated PIK Notes due 2015 (the “Old Senior Subordinated Notes” and, together with the Old Senior Notes, the “Old Notes”). The New Senior Notes are to be issued pursuant to an indenture, dated as of August 30, 2007 (as amended, the “Senior Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association (the “Trustee”). The New Senior Subordinated Notes are to be issued pursuant to an indenture, dated as of August 30, 2007 (as amended, the “Senior Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), among the Company, the Guarantors and the Trustee. The obligations of the Company pursuant to the New Notes are each to be guaranteed by the Guarantors pursuant to and as set forth in each of the Indentures (such guarantees, collectively, the “Guarantees”).

The term “Delaware Non-Corporate Guarantors” means the Guarantors set forth on Part A of Schedule II attached hereto, the term “Florida Guarantors” means the Guarantors set forth on Part B of Schedule II attached hereto, the term “Illinois Guarantor” means the Guarantor set forth on Part C of Schedule II attached hereto, the term “Maryland Guarantor” means the Guarantor set forth on Part D of Schedule II attached hereto, the term “Michigan Guarantor” means the Guarantor set forth on Part E of Schedule II attached hereto and the term “Nevada Guarantor” means the Guarantor set forth on Part F of Schedule II attached hereto.

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and the Guarantors and such other instruments and certificates of public officials, officers and representatives of the Company and the Guarantors and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and the Guarantors and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have, with your permission, (a) assumed without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies and (iv) the legal capacity of all natural persons executing documents and (b) relied upon (i) the opinion letter, dated as of the date hereof, addressed to you, of Morris, Nichols, Arsht & Tunnell LLP, as to matters of Delaware law with respect to the Delaware Non-Corporate Guarantors, (ii) the opinion letter, dated as of the date hereof, addressed to you, of Holland & Knight LLP, as to matters of Florida, Illinois and Maryland law with respect to the Florida Guarantors, the Illinois Guarantor and the Maryland Guarantor, (iii) the opinion letter, dated as of the date hereof, addressed to you, of Dykema Gossett PLLC, as to matters of Michigan law with respect to the Michigan Guarantor, and (iv) the opinion letter, dated as of the date hereof, addressed to you, of Holland & Hart LLP, as to matters of Nevada law with respect to the Nevada Guarantor.

Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:

Upon the execution and issuance of the New Notes by the Company and authentication of the New Notes by the Trustee in accordance with each of the Indentures and delivery of the New Notes against exchange therefor of the Old Notes pursuant to the exchange offer described in the Registration Statement, (a) the New Notes will be valid and binding obligations of the Company and (b) the Guarantees of the New Notes by each Guarantor will constitute the valid and binding obligation of such Guarantor.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality and (iv) limitations on the validity or enforceability of indemnification, contribution or exculpation under applicable law (including court decisions) or public policy. Without limiting the foregoing, we express no opinion as to the validity, binding effect or enforceability of any provision of the Indentures or the New Notes that purports to (a) waive, release or vary any defense, right or privilege of, or any duties owing to, any party to the extent that such waiver, release or variation may be limited by applicable law, (b) constitute a waiver of inconvenient forum or improper venue, (c) relate to the subject matter jurisdiction of a court to adjudicate any controversy, (d) grant a right to collect any amount that a court determines to constitute unearned interest, post-judgment interest or a penalty or forfeiture, (e) maintain or impose any obligation to pay any amount in U.S. dollars, or specify any rate or method of exchange, where a final judgment concerning such obligation is rendered in another currency or (f) provide for liquidated damages or otherwise specify or limit damages, liabilities or remedies.

We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We are members of the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware, as currently in effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP

Schedule I

Name of Guarantor	State of Formation

Brafasco Holdings II, Inc.	Delaware
Brafasco Holdings, Inc.	Delaware
Cox Lumber Co.	Florida
Creative Touch Interiors, Inc.	Maryland
HD Builder Solutions Group, LLC	Delaware
HD Supply Construction Supply Group, Inc.	Delaware
HD Supply Construction Supply, Ltd.	Florida
HD Supply Distribution Services, LLC	Delaware
HD Supply Electrical, Ltd.	Florida
HD Supply Facilities Maintenance Group, Inc.	Delaware
HD Supply Facilities Maintenance, Ltd.	Florida
HD Supply Fasteners & Tools, Inc.	Michigan
HD Supply GP & Management, Inc.	Delaware
HD Supply Holdings, LLC	Florida
HD Supply Management, Inc.	Florida
HD Supply Plumbing/HVAC Group, Inc.	Delaware
HD Supply Plumbing/HVAC, Ltd.	Florida
HD Supply Repair & Remodel, LLC	Delaware
HD Supply Support Services, Inc.	Delaware
HD Supply Utilities Group, Inc.	Delaware
HD Supply Utilities, Ltd.	Florida
HD Supply Waterworks Group, Inc.	Delaware
HD Supply Waterworks, Ltd.	Florida
HDS IP Holding, LLC	Nevada
HSI IP, Inc.	Delaware
Madison Corner, LLC	Florida
Park-Emp, LLC	Florida
ProValue, LLC	Delaware
Southwest Stainless, L.P.	Delaware
Sunbelt Supply Canada, Inc.	Delaware
Utility Supply of America, Inc.	Illinois
White Cap Construction Supply, Inc.	Delaware
Williams Bros. Lumber Company, LLC	Delaware
World-Wide Travel Network, Inc	Florida

Schedule II

Part A. Delaware Non-Corporate Guarantors

HD Builder Solutions Group, LLC

HD Supply Distribution Services, LLC

HD Supply Repair & Remodel, LLC

ProValue, LLC

Southwest Stainless, L.P

Williams Bros. Lumber Company, LLC

Part B. Florida Guarantors

Cox Lumber Co.

HD Supply Construction Supply, Ltd.

HD Supply Electrical, Ltd.

HD Supply Facilities Maintenance, Ltd.

HD Supply Holdings, LLC

HD Supply Management, Inc.

HD Supply Plumbing/HVAC, Ltd.

HD Supply Utilities, Ltd.

HD Supply Waterworks, Ltd.

Madison Corner, LLC

Park-Emp, LLC

World-Wide Travel Network, Inc

Part C. Illinois Guarantor

Utility Supply of America, Inc.

Part D. Maryland Guarantor

Creative Touch Interiors, Inc.

Part E. Michigan Guarantor

HD Supply Fasteners & Tools, Inc.

Part F. Nevada Guarantor

HDS IP Holding, LLC

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